Exhibit 31.2

I, Stephen L. Arata, certify that:

1.  I have reviewed this quarterly report on Form 10-Q of Regency Energy Partners LP;

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date: October 16, 2008	/s/ Stephen L. Arata
Stephen L. Arata
Executive Vice-President and Chief Financial Officer of Regency GP LLC, General Partner of Regency GP LP, General Partner of Regency Energy Partners LP